<logo>GMAC Mortgage

March 31, 1997
Norwest Bank Minnesota, N.A.
Andy Rosenfeld
Securities Administration Services
11000 Broken Land Parkway
Columbia, MD 21044-3562
Control3O87

ANNUAL STATEMENT OF COMPLIANCE

This is to certify' that a review of the activities of GMAC Mortgage Corporation for the calendar year 1996 has been made and to the best of my knowledge, GMAC Mortgage Corporation has fulfilled all its obligations under the terms of the Servicing Agreement.

/s/Joanne Moore-Baird
Assistant Vice President
Contract Administration

As of and for the year ended December 31, 1996, except as described in the attached appendix, GMAC Mortgage
Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage
Bankers Association of America's Uniform Single Attestation
Program (USAP) for Mortgage Bankers. As of and for this same period, GMAC Mortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $60,000,000.

/s/Edward D. Hughes
Senior Vice President
Servicing Administration
APPENDIX

Management's assertions are modified by the following items which are derived from USAP to standards consistent with Company policy, or were noted in the audit of management's assertions by our independent certified public accountants.

The company completes the overwhelming majority (although not all) of its reconciliations in accordance with USAP procedure 1.1 (subpoint 2). During 1996, over 95% of all reconciliations were completed within 45 days of the related cutoff date.

The company modifies USAP procedure 1.1 (subpoint 4) to be consistent with our practice of delaying reconciling item resolution beyond ninety days of their original identification, if certain prudent criteria are met. If a reconciling item is being pursued with another party, and has received the assigned manager's concurrence as a valid outstanding item, it is not cleared from the reconciliation until the amount is resolved with the applicable party.

GMAC Mortgage contacts delinquent customers at various intervals during the month. Individual contact with all delinquent customers may not fall strictly within the timeframes published in investor guidelines, however, required contacts are initiated by each month end and continued as appropriate thereafter. The majority of contacts and the overall process of initiating contact with delinquent customers does generally meet stated investor timeframes.